EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-98775 and Form S-8 Nos. 333-99577, 333-103368 and 333-118347) of Equity One, Inc. and in the related Prospectuses of our report dated September 26, 2007, except for Note 9, as to which the date is October 15, 2007, with respect to the consolidated financial statements and scehdules of Equity One, Inc. for the years ended December 31, 2006 and 2005 included in this Current Report on Form 8-K of Equity One, Inc.
/s/ ERNST & YOUNG LLP
Certified Public Accountants
Miami, Florida
October 22, 2007